SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     ------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                           Dade Behring Holdings, Inc.
                          -----------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
                        --------------------------------
                         (Title of Class of Securities)



                                    23342J206
                                   -----------
                                 (CUSIP Number)

                                December 31, 2002
            --------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |X|  Rule 13d-1(d)



                               Page 1 of 24 Pages

                                  SCHEDULE 13G

CUSIP No. 23342J206                                         Page 2 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Capital Management, L.P. II
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   1,205,663
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                1,205,663
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,205,663
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                         Page 3 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin International Fund, Ltd.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       Commonwealth of the Bahamas
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   1,213,596
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                1,213,596
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,213,596
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                         Page 4 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin, LLC
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   1,213,596
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                676,906
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                1,213,596
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                676,906
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,890,502
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.7%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                         Page 5 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Craig Effron
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                3,096,165
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                3,096,165
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,096,165
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.8%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                         Page 6 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Curtis Schenker
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                3,096,165
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                3,096,165
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,096,165
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.8%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                         Page 7 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jeffrey E. Schwarz
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   6,250
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                399,753
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                6,250
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                399,753
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       406,003
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                         Page 8 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Karen Finerman
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   2,500
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                397,303
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                2,500
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                397,303
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       399,803
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.0%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                         Page 9 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Bedford Falls Investors, L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   171,624
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                171,624
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       171,624
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                        Page 10 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Metropolitan Capital Advisors International Limited
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   147,572
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                147,572
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       147,572
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 23342J206                                        Page 11 of 24 Pages

1) NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Metropolitan Capital Partners II, L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3) SEC USE ONLY


--------------------------------------------------------------------------------
4) CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                78,107
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                78,107
--------------------------------------------------------------------------------
9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       78,107
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.2%
--------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                    Schedule 13G

Item 1(a).  Name of Issuer:

Dade Behring Holdings, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

1717 Deerfield Road
Deerfield, Illinois  60015-0778

Item 2(a).  Name of Persons Filing:

(i)    Scoggin Capital Management, L.P. II
(ii)   Scoggin International Fund, Ltd.
(iii)  Scoggin, LLC
(iv)   Craig Effron
(v)    Curtis Schenker
(vi)   Jeffrey E. Schwarz
(vii)  Karen Finerman
(viii) Bedford Falls Investors, L.P.
(ix)   Metropolitan Capital Advisors International Limited
(x)    Metropolitan Capital Partners II, L.P.

(collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10021.

Item 2(c).  Citizenship or Place of Organization:

(i)    Scoggin Capital Management, L.P. II
       Delaware

(ii)   Scoggin International Fund, Ltd.
       Commonwealth of the Bahamas

(iii)  Scoggin, LLC
       New York

(iv)   Craig Effron
       USA

(v)    Curtis Schenker
       USA

(vi)   Jeffrey E. Schwarz
       USA

(vii)  Karen Finerman
       USA

(viii) Bedford Falls Investors, L.P.
       Delaware

(ix)   Metropolitan Capital Advisors International Limited
       British Virgin Islands

(x)    Metropolitan Capital Partners II, L.P.
       New York

Item 2(d).  Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:

23342J206

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_| Broker or Dealer Registered Under Section 15 of the Act
                      (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c)

            (c)   |_| Insurance Company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c)

            (d)   |_| Investment Company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_| Investment Adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E)

            (f)   |_| Employee benefit plan or endowment fund in accordance with
                      ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_| Parent Holding Company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G)

            (h)   |_| Savings Association as defined in ss.3(b) of the Federal
                      Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_| Church plan that is excluded from the definition of an
                      investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i) Scoggin Capital Management, L.P. II(1)

            (a) Amount beneficially owned: 1,205,663

            (b) Percent of class: 3.0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 1,205,663

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,205,663

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(ii) Scoggin International Fund, Ltd.(2)

            (a) Amount beneficially owned: 1,213,596

            (b) Percent of class: 3.0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 1,213,596

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,213,596

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(iii) Scoggin, LLC(3)

            (a) Amount beneficially owned: 1,890,502

            (b) Percent of class: 4.7%


---------------
(1) The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

(2) The investment advisor of Scoggin International Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

(3) Scoggin, LLC is the investment advisor of Scoggin International Fund, Ltd. and the investment manager for certain discretionary managed accounts. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 1,213,596

                  (ii)  Shared power to vote or to direct the vote: 676,906

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,213,596

                  (iv)  Shared power to dispose or to direct the disposition of:
                        676,906

(iv)  Craig Effron

            (a) Amount beneficially owned: 3,096,165

            (b) Percent of class: 7.8%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 3,096,165

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        3,096,165

(v)   Curtis Schenker

            (a) Amount beneficially owned: 3,096,165

            (b) Percent of class: 7.8%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 3,096,165

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        3,096,165

(vi) Jeffrey E. Schwarz

            (a) Amount beneficially owned: 406,003(4)

---------------
(4) 900 shares are held in the Schwarz Family Foundation Trust (the "Foundation Trust Shares"). 1,500 shares are held in the Schwarz Children's Trust (the "Children's Trust Shares"). 50 shares are held in a family custodial account (the "Custodial Shares"). Jeffrey Schwarz has shared voting and dispositive power with respect to the Foundation Trust Shares, the Children's Trust Shares and the Custodial Shares.

            (b) Percent of class: 1.0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 6,250

                  (ii)  Shared power to vote or to direct the vote: 399,753(5)

                  (iii) Sole power to dispose or to direct the disposition of:
                        6,250

                  (iv)  Shared power to dispose or to direct the disposition of:
                        399,753(6)

(vii) Karen Finerman

            (a) Amount beneficially owned: 399,803

            (b) Percent of class: 1.0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 2,500

                  (ii)  Shared power to vote or to direct the vote: 397,303

                  (iii) Sole power to dispose or to direct the disposition of:
                        2,500

                  (iv)  Shared power to dispose or to direct the disposition of:
                        397,303

(viii) Bedford Falls Investors, L.P.(7)

            (a) Amount beneficially owned: 171,624

            (b) Percent of class: 0.4%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 171,624

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        171,624

---------------
(5) See footnote 4.

(6) See footnote 4.

(7) The general partner of Bedford Falls Investors, L.P. is Metropolitan Capital Advisors, L.P., a limited partnership organized under the laws of Delaware. Metropolitan Capital Advisors, Inc., a corporation organized under the laws of New York, is the sole general partner of Metropolitan Capital Advisors, L.P. Jeffrey E. Schwarz and Karen Finerman are the shareholders of Metropolitan Capital Advisors, Inc.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(ix) Metropolitan Capital Advisors International Limited(8)

            (a) Amount beneficially owned: 147,572

            (b) Percent of class: 0.4%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 147,572

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of:
                        147,572

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(x) Metropolitan Capital Partners II, L.P.(9)

            (a) Amount beneficially owned: 78,107

            (b) Percent of class: 0.2%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 78,107

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        78,107

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable

---------------
(8) The investment manager of Metropolitan Capital Advisors International Limited is Metropolitan Capital Partners III, L.P., a limited partnership organized under the laws of Delaware. Metropolitan Capital III, Inc., a corporation organized under the laws of Delaware, is the sole general partner of Metropolitan Capital Partners III, L.P. Jeffrey E. Schwarz and Karen Finerman are the stockholders of Metropolitan Capital III, Inc.

(9) Metropolitan Capital Partners II, L.P. is the investment manager for certain discretionary managed accounts. The sole general partner of Metropolitan Capital Partners II, L.P. is KJ Advisors, Inc., a corporation organized under the laws of New York. Jeffrey E. Schwarz and Karen Finerman are the shareholders of KJ Advisors, Inc.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

A person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to (i) the 676,906 shares held in certain discretionary managed accounts to which Scoggin, LLC is the investment manager (ii) the 78,107 shares held in certain discretionary managed accounts to which Metropolitan Capital Partners II, L.P. is the investment manager, (iii) the Foundation Trust Shares, (iv) the Children's Trust Shares and (v) the Custodial Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.           Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                       Scoggin Capital Management, L.P. II
                                       By:  S&E Partners, L.P., its General
                                            Partner
                                       By:  Scoggin, Inc., its General Partner


                                       By:  /s/ Curtis Schenker
                                         -----------------------
                                         Curtis Schenker, its Chief
                                         Executive Officer


Dated as of February 14, 2003

                                       Scoggin International Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment
                                            Advisor

                                       By:  /s/ Curtis Schenker
                                          ---------------------
                                          Curtis Schenker, its Managing
                                          Member


Dated as of February 14, 2003

                                       Scoggin, LLC

                                       By:  /s/ Curtis Schenker
                                         ----------------------
                                         Curtis Schenker, its Managing
                                         Member
Dated as of February 14, 2003



                                       By:  /s/ Craig Effron
                                         --------------------
                                         Craig Effron


Dated as of February 14, 2003

                                       By:  /s/ Curtis Schenker
                                          ---------------------
                                          Curtis Schenker


Dated as of February 14, 2003

                                       By:  /s/ Jeffrey E. Schwarz
                                          -------------------------
                                          Jeffrey E. Schwarz



Dated as of February 14, 2003



                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman



Dated as of February 14, 2003

                                       Bedford Falls Investors, L.P.
                                       By:  Metropolitan Capital Advisors,
                                            L.P., its General Partner

                                       By: Metropolitan Capital Advisors,
                                           Inc., its General Partner

                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003


                                       Metropolitan Capital Advisors
                                       International Limited
                                       By:  Metropolitan Capital Partners III,
                                            L.P., its Investment Advisor

                                       By: Metropolitan Capital III, Inc.,
                                           its General Partner


                                       By:  /s/ Karen Finerman
                                         ----------------------
                                         Karen Finerman, its President


Dated as of February 14, 2003

                                       Metropolitan Capital Partners II, L.P.
                                       By:  KJ Advisors, Inc.,
                                            its General Partner


                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President
Dated as of February 14, 2003

                                                                       Exhibit A

                            Agreement of Joint Filing


            Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                       Scoggin Capital Management, L.P. II
                                       By:  S&E Partners, L.P., its General
                                            Partner
                                       By:  Scoggin, Inc., its General Partner

                                       By:  /s/ Curtis Schenker
                                          ------------------------
                                          Curtis Schenker, its Chief
                                          Executive Officer


Dated as of February 14, 2003

                                       Scoggin International Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment
                                            Advisor

                                       By:  /s/ Curtis Schenker
                                          ---------------------
                                          Curtis Schenker, its Managing Member


Dated as of February 14, 2003



                                       Scoggin, LLC

                                       By:  /s/ Curtis Schenker
                                         ------------------------
                                         Curtis Schenker, its Managing Member
Dated as of February 14, 2003

                                       By:  /s/ Craig Effron
                                          -------------------
                                          Craig Effron


Dated as of February 14, 2003

                                       By:  /s/ Curtis Schenker
                                          ----------------------
                                          Curtis Schenker


Dated as of February 14, 2003



                                       By:  /s/ Jeffrey E. Schwarz
                                          ------------------------
                                          Jeffrey E. Schwarz



Dated as of February 14, 2003

                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman



Dated as of February 14, 2003

                                       Bedford Falls Investors, L.P.
                                       By:  Metropolitan Capital Advisors,
                                            L.P., its General Partner

                                       By: Metropolitan Capital Advisors, Inc.,
                                           its General Partner


                                       By:  /s/ Karen Finerman
                                          ------------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003

                                       Metropolitan Capital Advisors
                                       International Limited
                                       By:  Metropolitan Capital Partners III,
                                            L.P., its Investment Advisor

                                       By: Metropolitan Capital III, Inc.,
                                           its General Partner

                                       By:  /s/ Karen Finerman
                                          ---------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003

                                       Metropolitan Capital Partners II, L.P.
                                       By:  KJ Advisors, Inc.,
                                            its General Partner


                                       By:  /s/ Karen Finerman
                                          --------------------
                                          Karen Finerman, its President


Dated as of February 14, 2003